Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES

2005 FOURTH QUARTER AND YEAR-END RESULTS

•	FOURTH QUARTER NET EARNINGS UP 53% TO $568 MILLION; FULL YEAR UP 44% TO $1.8 BILLION

•	FOURTH QUARTER EARNINGS PER SHARE UP 55% TO $1.29; FULL YEAR UP 45% TO $4.10

•	FOURTH QUARTER NET SALES UP 3% TO $10.2 BILLION; FULL YEAR UP 5% TO $37.2 BILLION

•	GENERATES $3.2 BILLION IN CASH FROM OPERATIONS FOR THE YEAR AND IMPROVES RETURN ON INVESTED CAPITAL (ROIC)

•	INCREASES OUTLOOK FOR 2006 EARNINGS PER SHARE, CASH FROM OPERATIONS AND ROIC

BETHESDA, Maryland, January 26, 2006 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2005 net earnings of $568 million ($1.29 per diluted share) compared to $372 million ($0.83 per diluted share) in 2004. Net sales were $10.2 billion, a 3% increase over fourth quarter 2004 sales.

“Our performance in 2005 was very strong, and for the sixth consecutive year we met or exceeded our financial goals” said Bob Stevens, Chairman, President and CEO. “Focusing on innovation, delivering value to customers, and developing leadership and professional talent will reinforce our prospects for sustained value generation.”

SUMMARY REPORTED RESULTS

The following table presents the Corporation’s results for the quarters and years ended December 31 on a GAAP basis:

REPORTED RESULTS	4th Quarter		Year
(In millions, except per share data)	2005	2004	2005	2004
Net sales	$10,229	$9,965	$37,213	$35,526

Operating profit
Segment operating profit	$949	$845	$3,432	$2,976
Unallocated corporate, net:
FAS/CAS pension adjustment	(160)	(149)	(626)	(595)
Unusual items	115	(215)	173	(215)
Other	(18)	(33)	7	(77)

	$886	$448	$2,986	$2,089

Net earnings	$568	$372	$1,825	$1,266

Diluted earnings per share	$1.29	$0.83	$4.10	$2.83

Cash from operations	$56	$89	$3,194	$2,924

OUTLOOK

The following tables and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2006 OUTLOOK	2006 Projections
(In millions, except per share data)	Current Update	October 2005
Net sales	$38,000 - $39,500	$38,000 - $39,500

Operating profit:
Segment operating profit	$3,550 - $3,675	$3,500 - $3,650
Unallocated corporate expense, net:
FAS/CAS pension adjustment	approx. (285)	approx. (450)
Unusual items	approx. 95	—
Stock compensation expense	approx. (100)	approx. (100)
Other	15 – 40	25 – 50

	$3,275 - $3,425	$2,975 - $3,150

Diluted earnings per share	$4.50 - $4.75	$4.00 - $4.25
Cash from operations	> $3,300	At least $3,200

The increase in projected 2006 diluted earnings per share is driven by:

•	operational performance improvements primarily in our Aeronautics segment;

•	a reduction in the FAS/CAS pension expense adjustment;

•	unusual gains from the January 2006 sale of Inmarsat stock and the assets of Space Imaging LLC; and

•	a reduction in shares outstanding as a result of continued share repurchase activity in 2005.

The reduction in the FAS/CAS pension adjustment results from using actual data as of the year-end measurement date compared to the estimates utilized in our 2006 outlook as disclosed in our earnings news release issued October 25, 2005. These changes included:

•	actual 2005 trust fund performance that exceeded the 5.5% return previously assumed;

•	the benefit of pre-funding various pension trusts during the fourth quarter of 2005;

•	selection of a 5.625% discount rate (versus the 5.5% previously assumed); and

•	a reduction to 5.0% in the assumed rates of increase in future compensation levels.

In January 2006, the Corporation completed a sale of approximately 12 million shares of Inmarsat stock and received proceeds from the sale of the assets of Space Imaging LLC. These transactions resulted in a pre-tax gain of approximately $95 million (after-tax approximately $0.14 per share) and will be reflected in first quarter 2006 results.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures or other unusual activities until such transactions have been consummated.

The projected 2006 operating profit includes estimated stock option expense as a result of the Corporation adopting FAS 123R “Share-Based Payment” prospectively on January 1, 2006. The projected 2006 stock compensation expense includes both stock options and grants of other stock-based incentive awards.

RETURN ON INVESTED CAPITAL (ROIC)

We are enhancing our historical ROIC calculation by adding back the reductions to equity caused by our minimum pension liability, which is re-measured each year-end. This enhanced calculation more closely links ROIC to management performance, and will be used as a basis for evaluating both internal performance and annual awards under the Management Incentive Compensation Plan. Summary tables showing the calculation of ROIC under both the prior reporting methodology and the enhanced reporting methodology are shown on pages 12 and 13.

CONSOLIDATED RESULTS

Net sales for the year ended December 31, 2005 were $37.2 billion, a 5% increase over the $35.5 billion recorded in 2004.

Net earnings for the quarter ended December 31, 2005 were $568 million ($1.29 per share). The fourth quarter results include the previously disclosed after-tax gain of $55 million ($0.13 per share) from the October sale of approximately 16 million shares of Inmarsat. This after-tax gain of $55 million ($0.12 per share on a full year basis) was reflected in our 2005 outlook as disclosed in our earnings news release issued October 25, 2005. Fourth quarter results also include an after-tax gain of $19 million ($0.04 per share) from the sale of the Corporation’s NeuStar investment. The latter gain was not included in our prior outlook.

Net earnings for the quarter ended December 31, 2004 were $372 million ($0.83 per share). The fourth quarter results included an after-tax loss of $154 million ($0.34 per share) for unusual items including a charge related to the Pit 9 litigation, the cost of early retirement of debt, a gain on the sale of the New Skies Satellites investment and a gain on the sale of the COMSAT General business. The fourth quarter also included a $144 million ($0.32 per share) reduction in income tax expense resulting from the closure of an Internal Revenue Service examination. These items reduced net earnings by $10 million ($0.02 per share) in the fourth quarter of 2004.

Net earnings for the year ended December 31, 2005 were $1.8 billion ($4.10 per share) compared to $1.3 billion ($2.83 per share) in 2004. The 2005 results include the effects of the unusual items recognized in the fourth quarter and the following previously disclosed unusual items: a gain from the sale of the Corporation’s Intelsat investment, a gain related to the Corporation’s investment in Inmarsat, and a loss related to an impairment in the value of a telecommunications satellite operated by a subsidiary. On a combined basis, these items increased 2005 net earnings by $113 million ($0.25 per share).

Net earnings for 2004 were $1.3 billion ($2.83 per share), including the fourth quarter net charge of $10 million ($0.02 per share).

CASH FLOW AND LEVERAGE

Cash from operations for the quarter and year ended December 31, 2005 was $56 million and $3.2 billion, respectively. The Corporation continued to execute its balanced cash deployment strategy as follows:

•	Made a discretionary payment of $530 million in the fourth quarter and $980 million for the year to pre-fund a portion of future years’ funding requirements for the Corporation’s defined benefit pension plan trust;

•	Repurchased 4.8 million of its common shares at a cost of $289 million in the fourth quarter and 19.7 million of its common shares at a cost of $1.2 billion for the year;

•	Paid cash dividends of $130 million in the fourth quarter and $462 million for the year. The fourth quarter amount reflects the previously announced 20% increase in the quarterly dividend from $0.25 to $0.30 per share;

•	Paid $143 million in the fourth quarter to acquire Insys Group, Limited and Coherent Technologies, Inc. bringing the amount paid for acquisitions to $564 million for the year;

•	Made capital expenditures of $503 million in the fourth quarter and $865 million during the year; and

•	Retired $83 million of debt in advance of its maturity in the fourth quarter and retired $120 million of debt in advance of its maturity for the year.

The Corporation’s ratio of debt-to-total capitalization was 39% at December 31, 2005 down from 42% at December 31, 2004. At December 31, 2005, the Corporation’s cash and short-term investments were $2.7 billion.

SEGMENT RESULTS

The Corporation operates in five principal business segments: Electronic Systems; Integrated Systems & Solutions (IS&S); Information & Technology Services (I&TS); Aeronautics; and Space Systems. The results of Electronic Systems, IS&S and I&TS have been aggregated and reported as the Systems & IT Group due to the common focus on information technology and systems integration and engineering solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2004 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics and Space Systems and reconciles these amounts to the Corporation’s consolidated financial results.

($ millions)	4th Quarter		Year
	2005	2004	2005	2004
Net sales
Systems & IT Group
Electronic Systems	$3,090	$3,110	$10,580	$9,729
Integrated Systems & Solutions	1,070	1,014	4,131	3,851
Information & Technology Services	1,178	1,041	4,010	3,802

Systems & IT Group	5,338	5,165	18,721	17,382

Aeronautics	3,040	3,002	11,672	11,785
Space Systems	1,851	1,798	6,820	6,359

Total net sales	$10,229	$9,965	$37,213	$35,526

Operating profit
Systems & IT Group
Electronic Systems	$322	$325	$1,113	$969
Integrated Systems & Solutions	96	83	365	334
Information & Technology Services	101	81	351	285

Systems & IT Group	519	489	1,829	1,588

Aeronautics	274	229	994	899
Space Systems	156	127	609	489

Segment operating profit	949	845	3,432	2,976

Unallocated corporate, net:	(63)	(397)	(446)	(887)

Total operating profit	$886	$448	$2,986	$2,089

The following discussion compares the operating results for the quarter and year ended December 31, 2005 to the same periods in 2004.

Systems & IT Group

($ millions, except percentages)

	4th Quarter		Year
	2005	2004	2005	2004
Net sales	$5,338	$5,165	$18,721	$17,382
Operating profit	$519	$489	$1,829	$1,588
Margin	9.7%	9.5%	9.8%	9.1%

Net sales for the Systems & IT Group increased by 3% for the quarter and 8% for the year ended December 31, 2005 from the 2004 periods. For the quarter, sales increases at I&TS and IS&S offset a slight decline at Electronic Systems. Each of the business segments in the group reported sales growth during the year.

In I&TS, for both the quarter and the year, the increase in sales was primarily attributable to higher volumes in Information Technology and Defense Services, which more than offset declines in NASA programs. In IS&S, for both the quarter and the year, the increases in sales were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In Electronic Systems, the decrease in the quarter was mainly due to lower sales volume in fire control and tactical missile programs at Missiles & Fire Control (M&FC), which were partially offset by higher volumes of platform integration activities at Platform Training & Transportation Solutions (PT&TS) and surface system activities at Maritime Systems & Sensors (MS2). For the year, the increase in Electronic Systems’ sales was primarily attributable to higher sales volume in tactical and surface system programs at MS2, in platform integration activities at PT&TS, and in air defense and fire control programs at M&FC.

Operating profit for the Systems & IT Group increased by 6% for the quarter and 15% for the year ended December 31, 2005 compared to the 2004 periods. For the quarter, operating profit increases at I&TS and IS&S exceeded a slight decline at Electronic Systems. Each of the business segments in the group reported growth in operating profit during the year.

In I&TS, for both the quarter and year, the operating profit increases were due to higher volume and improved performance in Information Technology and Defense Services. In IS&S, for both the quarter and year, the increases were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In Electronic Systems, for the quarter, the decrease was primarily due to lower volume and performance on tactical missile programs at M&FC, which was partially offset by improved performance on distribution technology activities at PT&TS and marine and undersea systems programs at MS2. For the year, the increase in Electronic Systems operating profit was mainly due to improved performance on fire control and air defense programs at M&FC, improved performance on simulation and training programs at PT&TS and on surface systems programs at MS2.

Aeronautics

($ millions, except percentages)

	4th Quarter		Year
	2005	2004	2005	2004
Net sales	$3,040	$3,002	$11,672	$11,785
Operating profit	$274	$229	$994	$899
Margin	9.0%	7.6%	8.5%	7.6%

Net sales for Aeronautics were comparably unchanged for both the quarter and the year ended December 31, 2005 from the 2004 periods. The 1% sales increase in the quarter is primarily due to growth in Air Mobility as a result of increased C-130 support activities and volume on other Air Mobility programs. For the year, sales decreased by $115 million, or 1%, due to anticipated declines in Combat Aircraft, which was partially offset by growth in Air Mobility. Combat Aircraft sales decreased by $480 million for the year primarily due to declines in F-16 volume, which more than offset higher F-35 and F-22 volume. The sales growth in Air Mobility was due to additional C-130J deliveries and higher volume on other Air Mobility programs.

Segment operating profit increased by 20% for the quarter and 11% for the year ended December 31, 2005 from the 2004 periods. Air Mobility operating profit increased for the quarter and year mainly due to improved performance and, for the year, increased deliveries, on the C-130J program. For the quarter, Combat Aircraft operating profit increased due to higher volume and improved performance on the F-22 program. During the year, Combat Aircraft operating profit declined due to decreased F-16 deliveries and reduced earnings on the F-35 development program, which more than offset increased volume and improved performance on the F-22 program.

Space Systems

($ millions, except percentages)

	4th Quarter		Year
	2005	2004	2005	2004
Net sales	$1,851	$1,798	$6,820	$6,359
Operating profit	$156	$127	$609	$489
Margin	8.4%	7.1%	8.9%	7.7%

Net sales for Space Systems increased by 3% for the quarter and by 7% for the year ended December 31, 2005 from the 2004 periods. In the quarter, sales growth in Strategic & Defensive Missile Systems (S&DMS) offset declines in Launch Services and Satellites. The increases in S&DMS were attributable to higher volume on fleet ballistic missile and missile defense programs. In Launch Services, the decrease in the quarter was primarily attributable to lower volume on both the Atlas and Titan programs. There was one Proton launch in the fourth quarter of 2005 as compared to one Proton and one Atlas launch in the comparable 2004 period. The decrease in Satellites was due to a decline in commercial satellite deliveries which more than offset higher volume on government satellite programs. There were no commercial satellite deliveries in the fourth quarter of 2005 compared to two deliveries in fourth quarter of 2004. For the year, sales growth in Satellites and S&DMS offset declines in Launch Services. The increase in Satellites was due to higher volume on government satellite programs that more than offset declines in commercial satellite activities. There were no commercial satellite deliveries in 2005, compared to four in 2004. The increases in S&DMS were attributable to the fleet ballistic missile and missile defense programs. The decrease in Launch Services’ sales was mainly due to having three Atlas launches in 2005 compared to six in 2004.

Segment operating profit increased by 23% for the quarter and 25% for the year ended December 31, 2005, when compared to the 2004 periods. In both periods, operating profit increased in both Launch Services and S&DMS. In Launch Services, the increases were primarily attributable to improved performance on the Atlas vehicle program. The increases in S&DMS were attributable to higher volume on fleet ballistic missile and missile defense programs. Satellites’ operating profit decreased in the fourth quarter of 2005 as compared to 2004 due to the decline in commercial satellite deliveries. For the year, Satellites, operating profit increased due to the higher volume and improved performance on government satellite programs, which more than offset the decreased operating profit due to the decline in commercial satellite deliveries.

Headquartered in Bethesda, Md., Lockheed Martin employs about 135,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation reported 2005 sales of $37.2 billion.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3 p.m. E.T. on January 26, 2006. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan and spending for disaster relief on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses, and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, government/regulatory and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2004 annual report on Form 10-K and the Corporation’s 2005 Form 10-Q’s, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its earnings, sales, cash and ROIC outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide outlook at different intervals or to revise its practice in future periods. All information in this release is as of January 25, 2006. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes. ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation historically calculated ROIC as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt).

(In millions, except percentages)	2006 Outlook		2005 Actual	2004 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]		COMBINED	$1,825 241	$1,266 276

RETURN	> $	2,215	$2,066	$1,542

AVERAGE DEBT [2,4] AVERAGE EQUITY [3,4]		COMBINED	5,077 7,590	5,932 7,015

AVERAGE INVESTED CAPITAL	< $	13,590	$12,667	$12,947

RETURN ON INVESTED CAPITAL		> 16.3%	16.3%	11.9%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
4	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

The Corporation’s enhanced ROIC calculation is as follows:

Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back minimum pension liability values.

(In millions, except percentages)	2006 Outlook		2005 Actual	2004 Actual
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]		COMBINED	$1,825 241	$1,266 276

RETURN	> $	2,215	$2,066	$1,542

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE MINIMUM PENSION LIABILITY[4,5]		COMBINED	5,077 7,590 1,545	5,932 7,015 1,296

AVERAGE INVESTED CAPITAL	< $	15,275	$14,212	$14,243

RETURN ON INVESTED CAPITAL		> 14.5%	14.5%	10.8%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
4	Minimum pension liability values reflect the cumulative value of entries identified in our Statement of Stockholders Equity under the caption “Minimum pension liability.” The annual minimum pension liability adjustments to equity were: 2001 = ($33M); 2002 = ($1,537M); 2003 = $331M; 2004 = ($285M); 2005 = ($105M). As these entries are recorded in the fourth quarter, the value added-back to our average equity in a given year is the cumulative impact of all prior year entries plus 20% of the current year entry value.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

Future reporting of ROIC performance, including outlooks and actual results, will be provided using the enhanced calculation methodology.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Net sales	$10,229	$9,965	$37,213	$35,526
Cost of sales	9,508	9,515	34,676	33,558

	721	450	2,537	1,968
Other income and expenses, net	165	(2)	449	121

Operating profit	886	448	2,986	2,089
Interest expense	93	102	370	425

Earnings before income taxes	793	346	2,616	1,664
Income tax expense (benefit)	225	(26)	791	398

Net earnings	$568	$372	$1,825	$1,266

Effective tax rate	28.4%	(7.5)%	30.2%	23.9%

Earnings per common share:
Basic	$1.31	$0.84	$4.15	$2.86
Diluted	$1.29	$0.83	$4.10	$2.83

Average number of shares outstanding:
Basic	434.2	442.9	440.3	443.1
Diluted	439.0	448.2	445.7	447.1

Common shares outstanding:			431.9	438.0

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,
	2005	2004	% Change	2005	2004	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$3,090	$3,110		$10,580	$9,729
Integrated Systems & Solutions	1,070	1,014		4,131	3,851
Information & Technology Services	1,178	1,041		4,010	3,802

Systems & IT Group	5,338	5,165	3%	18,721	17,382	8%

Aeronautics	3,040	3,002	1%	11,672	11,785	(1)%
Space Systems	1,851	1,798	3%	6,820	6,359	7%

Total net sales	$10,229	$9,965	3%	$37,213	$35,526	5%

Operating profit:
Systems & IT Group:
Electronic Systems	$322	$325		$1,113	$969
Integrated Systems & Solutions	96	83		365	334
Information & Technology Services	101	81		351	285

Systems & IT Group	519	489	6%	1,829	1,588	15%

Aeronautics	274	229	20%	994	899	11%
Space Systems	156	127	23%	609	489	25%

Segment operating profit	949	845	12%	3,432	2,976	15%

Unallocated corporate expense, net[1]	(63)	(397)		(446)	(887)

Total operating profit	$886	$448	98%	$2,986	$2,089	43%

Segment margins:
Systems & IT Group:
Electronic Systems	10.4%	10.5%		10.5%	10.0%
Integrated Systems & Solutions	9.0%	8.2%		8.8%	8.7%
Information & Technology Services	8.6%	7.8%		8.8%	7.5%
Systems & IT Group	9.7%	9.5%		9.8%	9.1%

Aeronautics	9.0%	7.6%		8.5%	7.6%
Space Systems	8.4%	7.1%		8.9%	7.7%

Total segments	9.3%	8.5%		9.2%	8.4%

[1]	"Unallocated corporate expense, net" includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(160)	$(149)	$(626)	$(595)
Items not considered in segment operating performance	115	(215)	173	(215)
Other, net	(18)	(33)	7	(77)

Unallocated corporate expense, net	$(63)	$(397)	$(446)	$(887)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
FAS/CAS pension adjustment
FAS 87 expense	$(285)	$(219)	$(1,124)	$(884)
Less: CAS costs	(125)	(70)	(498)	(289)

FAS/CAS pension adjustment - expense	$(160)	$(149)	$(626)	$(595)

	QUARTER ENDED DECEMBER 31,
	Operating profit (loss)		Net earnings (loss)		Earnings (loss) per share
	2005	2004	2005	2004	2005	2004
Unusual Items
Inmarsat	$85	$—	$55	$—	$0.13	$—
Gain on NeuStar stock sale	30	—	19	—	0.04	—
Previously disclosed items for prior year	—	(215)	—	(154)		(0.34)

	115	(215)	74	(154)	0.17	(0.34)
Closure of an IRS examination	—	—	—	144	—	0.32

	$115	$(215)	$74	$(10)	$0.17	$(0.02)

	YEAR ENDED DECEMBER 31,
	Operating profit (loss)		Net earnings (loss)		Earnings (loss) per share
	2005	2004	2005	2004	2005	2004
Unusual Items
Gain on Intelsat sale	$47	$—	$31	$—	$0.07	$—
Inmarsat	126	—	82	—	0.18	—
LMI Impairment	(30)	—	(19)	—	(0.04)	—
Gain on NeuStar stock sale	30	—	19	—	0.04	—
Previously disclosed items for prior year	—	(215)	—	(154)	—	(0.34)

	173	(215)	113	(154)	0.25	(0.34)
Closure of an IRS examination	—	—	—	144	—	0.32

	$173	$(215)	$113	$(10)	$0.25	$(0.02)

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$56	$41	$182	$162
Integrated Systems & Solutions	12	6	44	28
Information & Technology Services	4	4	14	40

Systems & IT Group	72	51	240	230

Aeronautics	37	35	130	105
Space Systems	37	36	134	134

Segments	146	122	504	469
Unallocated corporate expense, net	13	11	51	42

Total depreciation and amortization	$159	$133	$555	$511

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$12	$12	$48	$47
Integrated Systems & Solutions	4	3	15	14
Information & Technology Services	4	3	18	14

Systems & IT Group	20	18	81	75

Aeronautics	13	12	50	50
Space Systems	2	2	8	8

Segments	35	32	139	133

Unallocated corporate expense, net	2	6	11	12

Total amortization of purchased intangibles	$37	$38	$150	$145

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2005	DECEMBER 31, 2004
Assets
Cash and cash equivalents	$2,244	$1,060
Short-term investments	429	396
Accounts receivable	4,666	4,094
Inventories	1,812	1,864
Other current assets	1,402	1,539

Total current assets	10,553	8,953

Property, plant and equipment, net	3,892	3,599
Investments in equity securities	196	812
Goodwill	8,447	7,892
Purchased intangibles, net	560	672
Prepaid pension asset	1,360	1,030
Other noncurrent assets	2,707	2,596

Total assets	$27,715	$25,554

Liabilities and Stockholders’ Equity
Accounts payable	$1,998	$1,726
Customer advances and amounts in excess of costs incurred	4,339	4,028
Other accrued expenses	2,905	2,797
Current maturities of long-term debt	202	15

Total current liabilities	9,444	8,566

Long-term debt	4,784	5,104
Accrued pension liabilities	2,097	1,660
Post-retirement and other noncurrent liabilities	3,523	3,203
Stockholders’ equity	7,867	7,021

Total liabilities and stockholders’ equity	$27,715	$25,554

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR ENDED DECEMBER 31,
	2005	2004
Operating Activities
Net earnings	$1,825	$1,266
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	555	511
Amortization of purchased intangibles	150	145
Changes in operating assets and liabilities:
Accounts receivable	(477)	(87)
Inventories	71	519
Accounts payable	239	288
Customer advances and amounts in excess of costs incurred	304	(228)
Other	527	510

Net cash provided by operating activities	3,194	2,924

Investing Activities
Expenditures for property, plant and equipment	(865)	(769)
Purchases of short-term investments, net	(33)	(156)
Acquisitions of businesses / investments in affiliated companies	(564)	(91)
Divestitures and other activities	935	279
Other	28	29

Net cash used for investing activities	(499)	(708)

Financing Activities
Repayments related to long-term debt	(133)	(1,089)
Long-term debt repayment costs	(12)	(163)
Common stock activity, net	(904)	(509)
Common stock dividends	(462)	(405)

Net cash used for financing activities	(1,511)	(2,166)

Net increase in cash and cash equivalents	1,184	50
Cash and cash equivalents at beginning of period	1,060	1,010

Cash and cash equivalents at end of period	$2,244	$1,060

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2005	$438	$2,223	$5,915	$(23)	$(1,532)	$7,021

Net earnings			1,825			1,825

Common stock dividends			(462)			(462)

Common stock activity, net	(6)	(499)		9		(496)

Other comprehensive loss					(21)	(21)

Balance at December 31, 2005	$432	$1,724	$7,278	$(14)	$(1,553)	$7,867

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	DECEMBER 31, 2005	DECEMBER 31, 2004
Backlog
Systems & IT Group:
Electronic Systems	$19,932	$18,239
Integrated Systems & Solutions	3,974	4,586
Information & Technology Services	5,414	4,560

Systems & IT Group	29,320	27,385

Aeronautics	29,580	30,489
Space Systems	15,925	16,112

Total	$74,825	$73,986

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
Deliveries
F-16	17	22	69	83
F-22	8	7	23	15
C-130J	4	5	15	13

Launches
Atlas	—	1	3	6
Proton	1	1	4	4
Titan IV	1	—	2	1